AMENDMENT TO CUSTODIAN AGREEMENT

AMENDMENT, dated as of October 24, 2019 (the “Amendment”), between GLOBAL X MANAGEMENT COMPANY LLC (“GXMC”) and BROWN BROTHERS HARRIMAN & CO.
(“BBH&Co.” or the “Custodian”).

WHEREAS, pursuant to a Custodian Agreement between GXMC and BBH&Co., dated October 20, 2008, as amended (the “Agreement”), BBH has been appointed to act as custodian for the Global X Funds (the “Trust”), an open-end management investment company consisting of the series (each a “Fund” and collectively, the “Funds”) set forth in Schedule A to the Agreement; and

WHEREAS, GXMC serves as investment advisor and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and the Funds; and

WHEREAS, GMXC and the BBH&Co. desire to amend the Agreement as hereinafter set forth;

ACCORDINGLY, in consideration of the mutual agreements herein contained, GMXC and BBH&Co. hereby agree as follows:

I.	Amendments to the Agreement

Section 2.5 of the Agreement is hereby removed and replaced with the following provision:

2.5    GXMC represents and warrants on behalf of the Funds that the Funds are not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime. GXMC further represents and warrants that neither itself or the Trustees, as controllers of the Funds, nor the parties to whom direct purchases and sales of the Fund are made are owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or (iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by OFAC or any comparable Sanctions Regime lists.

2.5.1    GXMC further represents and warrants on behalf of the Funds that the Fund and or its agents conduct ongoing screening of relevant parties engaged by the Fund, including, but not limited to, Authorized Participants (as defined in Schedule III) and distributors against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

2.5.2    GXMC further represents and warrants on behalf of the Funds that the Fund and or its agents have implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not instruct Custodian to invest in a collective investment vehicle on its behalf, nor engage in or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including engage in any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime.; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is the target of any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it has confirmed that relevant parties engaged by the Fund, including but not limited to Authorized Participants and distributors, have implemented equivalent controls as stated above. The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of the above relevant parties becomes subject to a Sanctions Regime or if any of the assets custodied by BBH subsequently becomes Sanctioned Property.

The Agreement is further amended to include the following new provision:

2.6    GXMC represents and warrants that it will promptly notify the Custodian in writing if any of the above representations cease to be true.

Other sections of the Agreement remain unchanged:

II.	Miscellaneous.

A.This Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

B.This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

C.This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

D.The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.         GLOBAL X MANAGEMENT COMPANY LLC

By: /s/ Eruch A. Mody                    By: /s/ Lisa K. Whittaker
Name: Eruch A. Mody                    Name: Lisa K. Whittaker
Title: Senior Vice President                Title: General Counsel

AGREED AND ACKNLOWEDGED BY:
GLOBAL X FUNDS

By: /s/ Lisa K. Whittaker
Name: Lisa K. Whittaker
Title: Secretary